                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        PERSONNEL GROUP OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   (PGA LOGO)

                         6302 FAIRVIEW ROAD, SUITE 201
                        CHARLOTTE, NORTH CAROLINA 28210

                                                                  April 14, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders to be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, on Wednesday, May 20, 1998, at 9:30 a.m., local time.

     The Notice of Annual Meeting of Shareholders and Proxy Statement are attached hereto. Also enclosed herewith is a copy of the Company's 1997 Annual Report to Shareholders. The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting and discussed in the Proxy Statement.

     We would appreciate your signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the 1998 Annual Meeting, you may revoke your proxy and personally cast your votes.

     We look forward to seeing you at the Annual Meeting.

                                           Sincerely yours,

                                           /s/ EDWARD P. DRUDGE, JR.
                                           Edward P. Drudge, Jr.
                                           Chairman and Chief Executive Officer

                        PERSONNEL GROUP OF AMERICA, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 20, 1998
                               ------------------

TO THE SHAREHOLDERS
OF PERSONNEL GROUP OF AMERICA, INC.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Personnel Group of America, Inc., a Delaware corporation (the "Company"), will be held at 9:30 a.m., local time, on May 20, 1998, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, for the following purposes:

          (1) To elect three members to the Company's Board of Directors to hold office until the Annual Meeting of Shareholders in 2001 or until their successors are duly elected and qualified;

          (2) To consider and act upon a proposal to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for 1998; and

          (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 26, 1998, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of those shareholders may be examined at the principal executive office of the Company, 6302 Fairview Road, Suite 201, Charlotte, North Carolina, during the 10-day period preceding the Meeting.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/ EDWARD P. DRUDGE, JR.
                                          Edward P. Drudge, Jr.
                                          Chairman and Chief Executive Officer

Charlotte, North Carolina
April 14, 1998

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                      OF PERSONNEL GROUP OF AMERICA, INC.
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Personnel Group of America, Inc., a Delaware corporation ("PGA" or the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, at 9:30 a.m., local time, on May 20, 1998, or at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock is April 14, 1998. The Company's principal executive offices are located at 6302 Fairview Road, Suite 201, Charlotte, North Carolina 28210, and its telephone number is (704) 442-5100.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at Company headquarters a written revocation or duly executed proxy bearing a later date.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company has retained Corporate Communications, Inc., of Nashville, Tennessee, to aid in the proxy solicitation at an estimated cost of $5,000.

     Except as otherwise noted herein, all share and per share information relating to the Company's Common Stock contained in this Proxy Statement has been adjusted to reflect the two-for-one stock split of the Common Stock effected as a stock dividend on March 30, 1998.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

          (1) A proposal to elect three members to the Company's Board of Directors to serve until the Annual Meeting of Shareholders in 2001 or until their successors are duly elected and qualified;

          (2) A proposal to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for 1998; and

          (3) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) in favor of the election of the three nominees for directors named below and (b) in favor of the proposal to ratify Price Waterhouse as the Company's independent public accountants. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on March 26, 1998, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 24,920,574 shares of Common Stock issued and outstanding, all of which are entitled to one vote on all matters to be acted upon at the Annual Meeting. Neither the Company's Certificate of Incorporation nor Bylaws provide for cumulative voting rights.

     The representation in person or by proxy of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting. Directors of the Company are elected by a plurality vote, and votes may either be cast in favor of nominees or withheld. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the election. Approval of the remaining proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. On such proposal, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 26, 1998, except where otherwise noted, the number and percentage of outstanding shares beneficially owned by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director and nominee for director of the Company, by each executive officer of the Company and by all directors and executive officers of the Company as a group. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                           AMOUNT AND NATURE
                                                               OF SHARES           PERCENT OF COMMON
NAME AND ADDRESS* OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)     STOCK OUTSTANDING
-------------------------------------                    ---------------------     -----------------
Dresdner RCM Global Investors LLC......................        2,239,000(2)               9.0%
  Four Embarcadero Center, Suite 3000
  San Francisco, California 94111-4189
J. & W. Seligman & Co. Incorporated....................        2,054,780(2)               8.2%
  100 Park Avenue
  New York, New York 10017
Provident Investment Counsel, Inc......................        1,618,332(2)               6.5%
  300 North Lake Avenue
  Pasadena, California 91101-4022
Montgomery Asset Management, LLC.......................        1,251,800(2)               5.0%
  101 California Street
  San Francisco, California 94111
Edward P. Drudge, Jr. .................................          640,360(3)               2.6%
James C. Hunt..........................................           65,600(4)                **
Ken R. Bramlett, Jr. ..................................           45,674(5)                **
Kevin P. Egan..........................................           44,174(6)                **
James V. Napier........................................           36,000(6)                **
J. Roger King..........................................           32,000(6)                **
William J. Simione, Jr. ...............................           32,000(6)                **
All directors and executive officers as a group (7
  persons).............................................          895,808                  3.6%

---------------

  * Addresses are furnished only for beneficial owners of 5% of the Common
    Stock.
 ** Less than one percent.

(1) Includes the following shares subject to stock options exercisable within 60 days after March 26, 1997: Mr. Drudge -- 572,836; Mr. Hunt -- 60,680; Mr.
    Bramlett -- 37,174; Mr. Egan -- 25,000; Mr. Napier -- 25,000; Mr. King --
    25,000; Mr. Simione -- 25,000; Directors and executive officers as a group -- 770,690.
(2) The amount and nature of the shares beneficially owned are as of December 28, 1997, and are based on the most recent Schedule 13G, or amendment thereto, on file with the Company. Of the total shares reported, Dresdner RCM Global Investors reported sole voting power with respect to only 1,888,000 shares, J. & W. Seligman & Co. reported shared voting and shared dispositive powers with respect to all of its shares, Provident Investment Counsel reported sole voting power with respect to only 1,506,532 shares and Montgomery Asset Management reported sole voting power with respect to only 873,800 shares.
(3) Includes 14,400 shares held in the names of Mr. Drudge's spouse and children.
(4) Includes 1,120 shares held in the names of Mr. Hunt's spouse and children.
(5) Includes 500 shares held in the name of Mr. Bramlett's spouse.
(6) Includes 5,000 restricted shares granted in July 1997 that vest 33 1/3% on each of the first, second and third anniversaries of the grant date. See "Election of Directors -- Director Compensation."

PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Certificate of Incorporation and Bylaws provide for seven directors who are divided into three classes. The terms of the directors in the initial classes are being phased in over a three-year period, and after the expiration of the terms of these directors, newly elected directors will serve for three-year terms or until their successors are elected and qualify. Messrs. Drudge, Napier and Simione were appointed as the last of the initial classes of directors to Class III to serve until this Annual Meeting of Shareholders. Mr. Hunt and Mr. Bramlett were appointed to Class I in 1997 to fill vacancies on the Board and will serve as Class I directors until the Annual Meeting of Shareholders in 1999, or until their successors shall have been duly elected and qualified. Messrs. Egan and King were re-elected as Class II directors at the Annual Meeting of Shareholders in 1997, and will serve in Class II for a term expiring at the Annual Meeting of Shareholders in 2000, or until their successors have been duly elected and qualified. Messrs. Drudge, Napier and Simione are the sole nominees standing for election at this Annual Meeting and, if elected, will serve in Class III for a term expiring at the Annual Meeting of Shareholders in 2001, or until their successors have been duly elected and qualified.

     The Board of Directors makes nominations for director candidates as permitted by the Company's Bylaws. Section 14 of Article II of the Company's Bylaws prescribes the procedure a shareholder must follow to make nominations for director candidates. Shareholder nominations for director candidates will be considered at an annual meeting or a special meeting of shareholders if the shareholder (who must be, at the time of delivery of notice, a shareholder of record) delivers to the Secretary of the Company a timely notice setting forth the information specified in Section 14 of Article II of the Company's Bylaws. In the case of an annual meeting, such notice shall be considered timely if delivered not earlier than the close of business on the 90th day, nor later than the close of business on the 60th day, prior to the first anniversary of the preceding year's annual meeting. If, however, the annual meeting date is more than 30 days before or 60 days after the anniversary date of the preceding year's annual meeting, the notice will be considered timely if delivered not earlier than the close of business on the 90th day prior to such meeting nor later than the close of business on the later of (i) the 60th day prior to such meeting or (ii) the 10th day following the day on which the public announcement of the date of such meeting is first made by the Company. In the case of a special meeting, such notice shall be considered timely if delivered not earlier than the close of business on the 90th day prior to such meeting nor later than the close of business on the later of (i) the 60th day prior to such meeting or
(ii) the 10th day following the day on which public announcement is first made of the special meeting date and the nominees proposed by the Board of Directors. Any shareholder desiring a copy of the Company's

Bylaws will be furnished one without charge upon written request to the Secretary. The Board of Directors has no reason to believe that any board nominees will refuse to act or be unable to accept election. In the event that a nominee for a directorship is unable to accept election or if any unforeseen contingencies should arise, however, it is intended that proxies will be voted for such other person or persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF MESSRS. DRUDGE, NAPIER AND SIMIONE FOR RE-ELECTION AS CLASS III DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as to the Company's current executive officers, division officers and directors:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Edward P. Drudge, Jr.......................  59    Chairman of the Board and Chief Executive
                                                     Officer
James C. Hunt..............................  41    Senior Vice President, Chief Financial
                                                     Officer, Treasurer and Director
Ken R. Bramlett, Jr........................  38    Senior Vice President, General Counsel,
                                                     Secretary and Director
Michael H. Barker..........................  43    President -- Commercial Staffing Division
Rosemary Payne-Harris......................  46    Senior Vice President -- Atlantic
                                                     Operations, Commercial Staffing Division
Ann S. Fleming.............................  55    Senior Vice President -- Central
                                                     Operations, Commercial Staffing Division
Craig E. Newbold...........................  49    Senior Vice President -- Western
                                                     Operations, Information Technology Division
Kevin P. Egan (1)..........................  55    Director
J. Roger King (1)..........................  58    Director
James V. Napier(1)(2)......................  61    Director
William J. Simione, Jr.(2).................  56    Director

---------------

(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.

     Edward P. Drudge, Jr.: Mr. Drudge is the Chairman of the Board and Chief Executive Officer of the Company and has served as such since the formation of the Company in July 1995. Prior to that time, Mr. Drudge was President of the Personnel Group of America Division of Adia, S.A. a Swiss corporation ("Adia"), and Senior Vice President of Adia Services, Inc., a California corporation and wholly owned subsidiary of Adia ("Adia California"), having joined Adia in April 1989. Prior to joining Adia, Mr. Drudge held senior management positions with Manpower Inc., a provider of personnel services, for 16 years, and prior to that, sales and marketing positions with Procter & Gamble.

     James C. Hunt: Mr. Hunt joined the Company as a Senior Vice President on January 2, 1997, and has served as Chief Financial Officer and Treasurer and as a director of the Company since March 1, 1997. Prior to joining the Company, Mr. Hunt spent 18 years with Arthur Andersen LLP, a worldwide accounting and consulting firm, the last six years as a partner.

     Ken R. Bramlett, Jr.: Mr. Bramlett has served as Senior Vice President, General Counsel and Secretary of the Company since October 7, 1996, and as a director of the Company since August 13, 1997. Prior to joining the Company, Mr. Bramlett spent 12 years with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina law firm, the last six years as a partner. Mr. Bramlett also serves on the board of directors of World Acceptance Corporation, a small loan consumer finance company headquartered in Greenville, South Carolina.

     Michael H. Barker: Mr. Barker has served as President of the Commercial Staffing Division since January 1998. Prior to joining the Company, Mr. Barker served as the Chief Operations Officer for the Computer Group Division of IKON Technology Services, a diversified technology company, for three years. Prior to that, Mr. Barker served as a regional Vice President for Control Data, Inc., a systems integration company, for three years.

     Rosemary Payne-Harris: Ms. Payne-Harris has served as Senior Vice President of the Company since the formation of the Company in July 1995 and as Senior Vice President of Atlantic Operations of the Commercial Staffing Division since October 1996. Prior to that time, Ms. Payne-Harris was Vice President of Field Operations for the Personnel Group of America Division of Adia California, having joined Adia California in July 1990. Prior to joining Adia California, Ms. Payne-Harris was with Manpower, Inc. for a total of eight years.

     Ann S. Fleming: Ms. Fleming has served as Senior Vice President of Central Operations of the Commercial Staffing Division since October 1996 and as President of FirstWord Staffing Services since September 1991. Prior to joining the Company, Ms. Fleming spent nine years in the temporary help business with Manpower, Inc. and Volt Information Services.

     Craig E. Newbold: Mr. Newbold has served as Senior Vice President of Western Operations of the Information Technology Division since January 1998. Mr. Newbold also has served as President of BEST Consulting for the past seven years. The Company acquired BEST Consulting in September 1996.

     Kevin P. Egan: Mr. Egan has served as a director of the Company since September 1995. Since October 1995, Mr. Egan has been President of Tamarack Holdings, an investment company. From 1983 to September 1995, Mr. Egan served as President and Chief Operating Officer of PrimeNet DataSystems, St. Paul, Minnesota, a provider of database and integrated marketing services. Prior to forming PrimeNet in 1983, Mr. Egan was senior vice president of Manpower Inc. from 1975 to 1983. Mr. Egan also previously held marketing and management positions with the Graphic Services Division of 3M Company and Transamerica Computer Co., London, England.

     J. Roger King: Mr. King has served as a director of the Company since September 1995. Mr. King retired on February 1, 1998, after a 28-year career with PepsiCo, Inc. and its affiliates. Mr. King joined the Frito-Lay Division of PepsiCo in 1969 and served in various personnel and employee relations positions for PepsiCo, including Senior Vice President of Personnel of PepsiCo, from 1984 to 1995. Mr. King served as Senior Vice President of Human Resources of Frito-Lay from June 1995 until his retirement.

     James V. Napier: Mr. Napier has served as a director of the Company since September 1995. Since November 1992, Mr. Napier has been the Chairman of Scientific-Atlanta, Inc., a telecommunications company. Between 1988 and 1992, Mr. Napier served as Chairman and Chief Executive Officer of The Commercial Telephone Group, a telecommunications engineering and design company, and between 1985 and 1986, served as Chief Executive Officer and President of HBO & Company, Inc., a health care information services company. In addition to serving on the boards of directors of the Company and Scientific-Atlanta, Mr. Napier is a director of Engelhard Corporation, Vulcan Materials Company, HBO & Company, Inc., Intelligent Systems Corporation and Westinghouse Air Brake Company.

     William J. Simione, Jr.: Mr. Simione has served as a director of the Company since September 1995. Mr. Simione has served as Vice Chairman of the Board of Directors and Executive Vice President of Simione Central Holdings, Inc., which provides consulting services and information systems to the home health care industry, since October 1996. He is a member of the Prospective Payment Task Force, a Regulatory Affairs Subcommittee for the National Association for Home Care, and is one of the Subcommittee's National Reimbursement Consultants.

     During the fiscal year ended December 28, 1997, the Board of Directors held four regularly scheduled meetings and took certain actions by unanimous written consent. During 1997, all incumbent directors had perfect attendance at (a) all meetings of the Board of Directors held during the period and (b) all meetings of committees of the Board of Directors held during the period any such directors served on such committees.

     Messrs. Napier and Simione served as members of the Audit Committee of the Board of Directors (the "Audit Committee") during 1997. The Audit Committee meets with appropriate financial and legal personnel and independent accountants of the Company and reviews the internal controls of the Company and the objectivity of its financial reporting. This Committee makes recommendations to the Board of Directors with respect to the appointment of the independent accountants to serve as auditors in examining the corporate accounts of the Company. The Company's independent accountants periodically meet privately with the Audit Committee and have access to the Audit Committee at any time. The Audit Committee met twice during 1997.

     Messrs. King, Egan and Napier served as members of the Compensation Committee of the Board of Directors (the "Compensation Committee") during 1997. The Compensation Committee reviews proposals regarding the establishment or change of benefit plans, salaries and compensation of the executive officers and other employees of the Company, advises management and makes recommendations to the Board of Directors with respect thereto, and administers the Company's 1995 Equity Participation Plan and the Company's Management Incentive Compensation Plan. The Compensation Committee met once during 1997 and took a number of actions by written consent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 28, 1997, all Section 16(a) filing requirements applicable to its executive officers and directors and any greater than 10% beneficial owners were complied with.

DIRECTOR COMPENSATION

     Each non-employee director currently receives an annual retainer of $10,000 (up from $7,500 in 1996), and each such director who chairs a committee receives an annual retainer of $1,000. In addition, non-employee directors receive meeting fees of $1,000 per board meeting attended and $500 per committee meeting attended, plus reimbursement of expenses. The Company has implemented a deferred compensation plan (the "Deferred Fee Plan") for the non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The Deferred Fee Plan is non-qualified for tax purposes. Deferred fees under the Deferred Fee Plan earn interest at the prime rate or, at each participating director's option, a return based on the Company's stock price performance over time. Each non-employee director, except for Mr. King, has elected to defer 100% of the retainer and meeting fees to which he otherwise would be entitled in 1998 under the Deferred Fee Plan.

     Each non-employee director also receives, upon joining the Board, an initial option grant to purchase 12,500 shares of Common Stock, an additional option grant to purchase 6,250 shares of Common Stock in each of the succeeding two years, and an annual option grant to purchase 3,000 shares of Common Stock in each year thereafter that such director remains on the Board. All of such options are granted under the Company's 1995 Equity Participation Plan, which requires that the exercise price for options granted under the plan equal the fair market value of the Common Stock on the date of grant. In July 1997, each non-employee director also received a special grant of 5,000 restricted shares of Common Stock. These shares vest in equal installments of 33 1/3% on each of the first, second and third anniversaries of the grant date.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for the fiscal years ended December 28, 1997, December 29, 1996, and December 31, 1995, for those persons who were, at December 28, 1997, the Chief Executive Officer and the Company's other executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       -------------
                                                 ANNUAL COMPENSATION    SECURITIES
                                                 -------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                       SALARY     BONUS     OPTIONS(#)(1)   COMPENSATION
---------------------------                      --------   --------   -------------   ------------
Edward P. Drudge, Jr..................  1997     $347,942   $439,671      178,916(2)     $22,415(3)
  Chairman and Chief Executive Officer  1996      307,500         --      543,634(4)      19,559(5)
                                        1995      269,994    302,535      357,144         30,993(6)
James C. Hunt.........................  1997(7)  $234,200   $185,890      164,680(2)     $50,000(3)
  Senior Vice President, Chief
    Financial Officer and Treasurer
Ken R. Bramlett, Jr...................  1997     $177,623   $ 57,750       40,810(2)     $50,000(3)
  Senior Vice President, General
    Counsel                             1996(8)    43,807         --       50,364(4)          --
  and Secretary

---------------

(1) Except as set forth below, 1995 and 1996 option grants shown for each of the named officers generally vested 20% on the grant dates of such options, with an additional 20% vesting on each successive anniversary of the grant date, and 1997 option grants generally vest 25% on each of the first four anniversaries of the grant dates.
(2) Includes 78,916 options, 4,680 options and 10,810 options granted to Mr. Drudge, Mr. Hunt and Mr. Bramlett, respectively, on December 31, 1997, in lieu of a portion of their 1997 bonuses. See "Compensation Committee Report on Executive Compensation." These options had an exercise price of $16.03 and were vested 100% on the date of grant.
(3) Represents 1997 allocations to the Company's non-qualified profit-sharing plan for the named officers and $500 in employee matching contributions to Mr. Drudge's individual retirement account.
(4) Includes 103,634 options and 10,364 options granted to Mr. Drudge and Mr. Bramlett, respectively, on January 2, 1997, in lieu of 1996 bonuses. These options had an exercise price of $11.59 and were vested 100% on the date of grant.
(5) Includes $19,059 in non-qualified profit-sharing allocations for 1996 and $500 in employer matching contributions to Mr. Drudge's individual retirement account.
(6) Includes $30,493 in non-qualified profit-sharing allocations for 1995 and $500 in employer matching contributions to Mr. Drudge's individual retirement account.
(7) Mr. Hunt joined the Company in January 1997.
(8) Mr. Bramlett joined the Company in October 1996.

     Option Grants Table. The following table sets forth certain information concerning grants of stock options to the named officers during the fiscal year ended December 28, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                       --------------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                          NUMBER OF                                                      RATES OF STOCK PRICE
                         SECURITIES        % OF TOTAL                                   APPRECIATION FOR OPTION
                         UNDERLYING      OPTIONS GRANTED     EXERCISE                            TERM
                       OPTIONS GRANTED    TO EMPLOYEES     OR BASE PRICE   EXPIRATION   -----------------------
NAME                       (#)(1)        IN FISCAL YEAR       ($/SH)          DATE        5%($)        10%($)
----                   ---------------   ---------------   -------------   ----------   ----------   ----------
Edward P. Drudge,
  Jr.................      100,000(2)         11.5%           $16.88        09/26/07    $1,030,700   $2,640,800
                           103,634(3)         11.9             11.59        01/02/07       756,000    1,915,300
James C. Hunt........      140,000(4)         16.1             11.59        01/02/07     1,021,300    2,587,400
                            20,000(2)          2.3             16.88        09/26/07       206,100      528,200
Ken R. Bramlett,
  Jr.................       30,000(2)          3.5             16.88        09/26/07       309,200      792,200
                            10,364(3)          1.2             11.59        01/02/07        75,600      191,500

---------------

(1) Amounts shown exclude 78,916 options, 4,680 options and 10,810 options granted to Mr. Drudge, Mr. Hunt and Mr. Bramlett, respectively, on December 31, 1997, in lieu of a portion of their 1997 bonuses. See "Compensation Committee Report on Executive Compensation." These options were granted at an exercise price of $16.03 and vested 100% on the date of grant.
(2) These options are currently 100% unvested, and will vest 25% per year on September 26 of each year through 2001.
(3) These options were granted on January 2, 1997, in lieu of 1996 bonuses, and were vested 100% on the date of grant.
(4) These options are currently 40% vested, and will continue vesting 20% per year on January 2 of each year through 2001.

     Option Year-End Value Table. The following table sets forth certain information concerning unexercised options held as of December 28, 1997:

                          FISCAL YEAR-END OPTION VALUE

                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                            OPTIONS AT FY-END(#)(1)       OPTIONS AT FY-END($)(2)
                                          ---------------------------   ---------------------------
NAME                                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                      -----------   -------------   -----------   -------------
Edward P. Drudge, Jr. ..................    493,920        506,858      $2,574,700     $1,861,641
James C. Hunt...........................     28,000        132,000          98,980        395,920
Ken R. Bramlett, Jr. ...................     26,364         54,000          96,637         90,000

---------------

(1) Amounts shown exclude 78,916 options, 4,680 options and 10,810 options granted to Mr. Drudge, Mr. Hunt and Mr. Bramlett, respectively, on December 31, 1997, in lieu of a portion of their 1997 bonuses. See "Compensation Committee Report on Executive Compensation." These options vested 100% on the date of grant.
(2) The fair market value of the Common Stock used for these computations was $15.13, which was the last sales price for the Common Stock on the New York Stock Exchange on December 26, 1997.

EMPLOYMENT AGREEMENTS

     Edward P. Drudge, Jr. is employed pursuant to the terms of an employment agreement, dated as of September 29, 1995, and as amended as of March 1, 1998, which provides for his employment as Chief Executive Officer of the Company until September 30, 2001, subject to automatic renewal for successive one-year periods unless either the Company or Mr. Drudge has given notice of non-renewal six months prior to expiration. The employment agreement currently provides for (i) an annual base salary of $365,000 (subject to annual adjustment as determined by the Compensation Committee) and (ii) the right to earn bonuses under the Company's Management Incentive Compensation Plan. If Mr. Drudge's employment agreement is terminated by the Company other than for cause or by Mr. Drudge upon a change in terms and conditions of employment or following a change in control of the Company, the Company must pay Mr. Drudge severance equal to 24 months' salary and any unpaid bonus to which he would otherwise have been entitled, and all unvested options to purchase Common Stock then held by Mr. Drudge become immediately exercisable. The employment agreement contains a provision prohibiting Mr. Drudge from competing with the Company or soliciting employees and customers of the Company for a period of two years from the date Mr. Drudge's employment with the Company ceases.

     James C. Hunt is employed pursuant to the terms of an employment agreement, dated as of January 2, 1997, which provides for his employment as Senior Vice President, Chief Financial Officer and Treasurer of the Company until December 31, 1998, subject to automatic renewal for successive one-year periods unless either the Company or Mr. Hunt has given notice of non-renewal six months prior to expiration. The employment agreement currently provides for (i) an annual base salary of $247,500 (subject to annual adjustment as determined by the Compensation Committee) and (ii) the right to earn bonuses under the Company's Management Incentive Compensation Plan. If Mr. Hunt's employment agreement is terminated by the Company other than for cause or by Mr. Hunt upon a change in terms and conditions of employment or following a change in control of the Company, the Company must pay Mr. Hunt severance equal to 24 months' salary and any unpaid bonus to which he would otherwise have been entitled, and all unvested options to purchase Common Stock then held by Mr. Hunt become immediately exercisable. The employment agreement contains a provision prohibiting Mr. Hunt from competing with the Company or soliciting employees and customers of the Company for a period of two years from the date Mr. Hunt's employment with the Company ceases.

     Ken R. Bramlett, Jr. is employed pursuant to the terms of an employment agreement, dated as of October 7, 1996, which provides for his employment as Senior Vice President of the Company until September 30, 1998, subject to automatic renewal for successive one-year periods unless either the Company or Mr. Bramlett has given notice of non-renewal six months prior to expiration. The employment agreement currently provides for (i) an annual base salary of $185,650 (subject to annual adjustment as determined by the Compensation Committee) and (ii) the right to earn bonuses under the Company's Management Incentive Compensation Plan. If Mr. Bramlett's employment agreement is terminated by the Company other than for cause or by Mr. Bramlett upon a change in terms and conditions of employment or following a change in control of the Company, the Company must pay Mr. Bramlett severance equal to 12 months' salary and any unpaid bonus to which he would otherwise have been entitled, and all unvested options to purchase Common Stock then held by Mr. Bramlett become immediately exercisable. The employment agreement contains a provision prohibiting Mr. Bramlett from competing with the Company or soliciting employees and customers of the Company for a period of two years from the date Mr. Bramlett's employment with the Company ceases.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     It is the Compensation Committee's responsibility to review and recommend to the Board for approval the compensation of the Company's senior executives. The goals of the Company's compensation program for executive officers are to base compensation on the attainment of performance objectives, to establish compensation levels that will enable the Company to attract and retain talented individuals and to motivate them to achieve the Company's business objectives, including increasing shareholder value. To achieve these goals, the Company has established a compensation program consisting of three principal components. The components are base salary, incentive bonus awards and discretionary bonuses in the form of equity-based compensation consisting primarily of qualified (i.e., incentive) and non-qualified stock options. The Company strives to structure its compensation program to enable it to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company.

BASE SALARY

     The Company considers the sustained performance of its executives in establishing base salaries. Among the factors considered are length of service with the Company, individual performance, scope of responsibilities and successful management of administrative or financial functions or operating subsidiaries or divisions. The assessment of management performance focuses on both qualitative (leadership qualities) and quantitative (growth of revenues and operating earnings, as well as management of expenses) factors.

     The Chief Executive Officer evaluates the overall performance of the other executive officers, including those officers named in the Summary Compensation Table. Financial and business goals and objectives are discussed with key executives and periodic meetings of key executives are held to discuss business strategies, financial and business performance, budgeting matters and strategic planning matters. An executive's overall evaluation is a combination of a qualitative review by fellow executives and the Chief Executive Officer and a review of the extent to which pre-established business and financial objectives have been obtained.

     Base salaries for fiscal 1997 for all officers named in the Summary Compensation Table were determined in accordance with the terms of employment agreements in effect with such executives, as adjusted annually by the Compensation Committee based on the factors mentioned above. The recommendation for a particular base salary adjustment was determined primarily by the Chief Executive Officer, based on the above factors, with no specified weight being given to any particular performance factor, business or financial objective. The recommendations were presented to the Compensation Committee, together with industry data on executive compensation at comparable companies. For fiscal 1997, financial goals established for determining adjustments to base salary were met or exceeded in most cases and, in such cases, appropriate adjustments to base salary were made.

INCENTIVE BONUS AWARDS

     Early in each fiscal year, the Compensation Committee establishes a range of incentive bonus compensation that may be earned as part of each executive's annual compensation. For fiscal 1997, incentive bonus compensation was based on the achievement of pre-established annual financial goals relating to increases in the Company's earnings growth, relative to budget and prior year, before interest and taxes. The financial goals established for fiscal 1997 for the payment of incentive compensation to the Company's key executive officers were met or exceeded in most cases, and bonuses were authorized where appropriate.

     In 1997, the Compensation Committee implemented a program designed to encourage executive officers of the Company to take a portion of their incentive bonuses each year in the form of stock options. Under this program, each executive may elect, prior to the end of each fiscal year, to receive a set percentage (up to 50%) of his bonus for that year in the form of stock options granted under the Company's 1995 Equity Participation Plan, with the number of options being granted in each case to be determined by a formula set by the Committee. The Compensation Committee established this program for two main reasons (in addition to the other factors considered below in the granting of stock options generally). First, distributing stock options to executives in lieu of cash bonuses enables the Company to conserve cash for investment. Second, paying bonuses in stock options is consistent with one of the Compensation Committee's stated goals of increasing the equity portion of senior executive compensation and Company equity holdings by the senior executives generally.

     For fiscal 1997, the Committee granted 78,916 options, 4,680 options and 10,810 options to Mr. Drudge, Mr. Hunt and Mr. Bramlett, respectively, in lieu of portions of their 1997 cash bonuses. These options were granted at an exercise price of $16.03 and vested 100% on the date of grant.

     For fiscal 1998, the Committee has determined to base incentive bonus compensation on the Company's achievement of pre-established earnings per share goals. The Committee believes that the use of earnings per share targets in determining incentive bonus compensation is an appropriate way to directly align the interests of the Company's executive officers and shareholders.

DISCRETIONARY BONUS AWARDS/EQUITY BASED COMPENSATION

     One of the Compensation Committee's stated goals as discussed above is to increase the equity portion of senior executive compensation generally. Accordingly, the Company also rewards its executives with discretionary compensation awards, generally in the form of incentive stock options and non-qualified stock options granted under the Company's 1995 Equity Participation Plan. Through the granting of stock options, the Company seeks to align the interests of key employees more closely with those of the Company's shareholders by motivating and rewarding actions that lead to long-term value creation for shareholders. In addition, the Company recognizes that stock options are a necessary part of its competitive compensation program, which, as discussed above, is designed to attract and retain qualified executives. Historically, options granted to executives and other employees (other than options granted in lieu of cash bonuses) have vested over a four-year period in order to encourage executives and other key employees to remain in the employ of the Company and to foster a long-term perspective.

     In fiscal 1997, the Company used incentive stock options to achieve the competitive compensation levels it determined to be necessary for the executive officers named in the Summary Compensation Table. In addition, the Company granted incentive options in fiscal 1997 to a group of other key employees, consisting of approximately 331 individuals. Most options granted vest over a four-year period and, accordingly, are a form of long-term compensation.

     All options are granted by the Compensation Committee, acting as the stock option committee under the Company's 1995 Equity Participation Plan. In determining the employees to whom options would be awarded and the size of the option awards, the Committee received a recommended list of key employees that was compiled primarily by the Chief Executive Officer and the operating subsidiary/division presidents with a view toward a fair and equitable distribution of options among the employee pool.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The compensation of Edward P. Drudge, Jr., the Company's Chief Executive Officer, is determined pursuant to the terms of his employment agreement with the Company, as adjusted annually by the Compensation Committee based on the factors described above. See "Executive Compensation -- Employment Agreements." In fiscal 1997, Mr. Drudge's employment agreement provided for a base annual salary, adjusted based on 1996 performance, and an incentive bonus based on 1997 earnings growth, relative to budget and prior year, before interest and taxes. For the year, revenues, earnings before interest and taxes and net income increased 95.2%, 144.3% and 75.4%, respectively, over 1996. Because these financial results met or exceeded the financial goals established for determining the payment of incentive compensation, Mr. Drudge was paid $439,671 as a cash bonus and granted 78,916 stock options under the 1995 Equity Participation Plan on December 31, 1997, as his incentive compensation for fiscal 1997 as described above.

     Also in 1997, the Compensation Committee granted 100,000 stock options to Mr. Drudge on September 26, 1997. The 1997 award was made by the Compensation Committee on the basis of the factors set forth above under the heading "Discretionary Bonus Awards/Equity Based Compensation."

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     It is the Company's policy generally to design the Company's compensation programs to comply with Section 162(m) of the Code, so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." The Company intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the 1995 Equity Participation Plan, so that the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.

                                          Compensation Committee:

                                          Kevin P. Egan
                                          J. Roger King
                                          James V. Napier

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock from the effective date of the Company's initial public offering, September 25, 1995, to December 28, 1997, with the cumulative total return of
(a) the S&P 400 Index, (b) a peer group index selected by the Company (the "1997 Peer Group Index"), consisting of nine public companies that specialize in providing personnel staffing services in the United States and (c) the peer group index used by the Company for fiscal year 1996 (the "1996 Peer Group Index"), which consists of seven of the nine public companies included in the 1997 Peer Group Index plus two public companies that provide healthcare staffing services. In light of the divestiture of the Company's healthcare division in December 1997, the Company adopted the 1997 Peer Group Index on the grounds that it better reflects the Company's current service offerings than does the 1996 Peer Group Index. All cumulative returns assume the investment of $100 in each of the Company's Common Stock, the S&P 400 Index, the 1997 Peer Group Index and the 1996 Peer Group Index on September 25, 1995, and assume the reinvestment of dividends.

                                Personnel
     Measurement Period          Group of                       1997 Peer       1996 Peer
   (Fiscal Year Covered)      America, Inc.      S&P 400          Group*         Group**
9/25/95                                  100             100             100             100
12/31/95                               104.5           105.1           121.0           114.2
12/29/96                               149.1           130.1           158.2           132.1
12/28/97                               216.1           160.6           193.0           155.5

---------------

 * The 1997 Peer Group Index consists of the following companies: Interim Services Inc., AccuStaff Incorporated, Barrett Business Services Inc., Robert Half International Inc., Kelly Services, Inc., Manpower, Inc., Norrell Corporation, Metamor Worldwide, Inc. and Staffmark Corporation.
** The 1996 Peer Group Index consists of the following companies: Interim
   Services Inc., AccuStaff Incorporated, Barrett Business Services Inc., Robert Half International Inc., Kelly Services, Inc., Manpower, Inc., Norrell Corporation, Olsten Corporation and Staff Builders Inc.

PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Price Waterhouse LLP ("Price Waterhouse") as the Company's independent public accountants for the year ending January 3, 1999. One or more representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders. The Company has been advised by Price Waterhouse LLP that the firm did not have any direct financial interest or any material interest in the Company and its subsidiaries during the Company's most recent fiscal year.

     Approval of the proposal to ratify the selection of Price Waterhouse LLP requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Should the shareholders vote negatively, the Board of Directors will consider a change in independent public accountants for the next fiscal year.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 3, 1999.

     The Company previously disclosed the following information in a Current Report on Form 8-K filed March 21, 1997 (the "Report"):

     As a result of hiring a new Chief Financial Officer, Mr. James C. Hunt, who has a family relationship with a partner in the Greensboro, North Carolina office of Arthur Andersen LLP ("Arthur Andersen"), which had served as the Company's independent public accountants since 1995, the Company received a letter from Arthur Andersen dated March 17, 1997, indicating that it would decline to stand for reappointment as the Company's independent public accountants for fiscal year 1997.

     The reports of Arthur Andersen on the Company's financial statements for the fiscal years ended December 31, 1995, and December 29, 1996, contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the Company's financial statements for each of the fiscal years ended December 31, 1995, and December 28, 1996, and in the subsequent interim period, there were no disagreements with Arthur Andersen on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to such matter in its report.

     The Company furnished Arthur Andersen with a copy of the foregoing disclosure and in response thereto, Arthur Andersen furnished the Company with a letter dated March 21, 1997, addressed to the Securities and Exchange Commission, indicating no disagreement with the foregoing statements.

     The Report also stated that the Company's Board of Directors, upon the recommendation of the Audit Committee, engaged Price Waterhouse LLP as of March 17, 1997, as the Company's independent public accountants for its fiscal year ending December 28, 1997.

               PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 15, 1998 if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting.

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                                                                    APPENDIX A

PROXY
                        PERSONNEL GROUP OF AMERICA, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Edward P. Drudge, Jr. and Ken R. Bramlett, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Personnel Group of America, Inc. (the "Company") held of record by the undersigned on March 26, 1998, at the annual meeting of shareholders to be held on May 20, 1998 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL, AND THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.


[X] Please mark votes as in this example.


1.  ELECTION OF DIRECTORS:

    NOMINEES:  Edward P. Drudge, Jr.
               James V. Napier
               William J. Simione, Jr.

               [ ] FOR all nominees listed above
                   (except as marked to the contrary above)

               [ ] WITHHOLD AUTHORITY to vote for all nominees
                   listed above.

                INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.


2. Proposal to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants.

                FOR [ ]         AGAINST [ ]     ABSTAIN [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                SEE REVERSE SIDE


The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 14, 1998, and revokes all proxies heretofore given by the undersigned.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign in partnership name by authorized person.

Signature:________________________Date:_____________

Signature:________________________Date:_____________